Exhibit 4.20

CIZZLE BRANDS CORPORATION

FORM 51-102F4

BUSINESS ACQUISITION REPORT

Item 1	Identity of Corporation

1.1	Name and Address of the Company

Cizzle Brands Corporation (the "Company" or "Cizzle")

35 McCleary Ct

Unit 21

Concord, ON L4K 3Y9

1.2	Executive Officer

The following individual is knowledgeable about the significant acquisition described herein and this business acquisition report:

Steven Tschirhart, Chief Financial Officer

1-844-588-2088

Item 2	Details of Acquisition

2.1	Nature of Business Acquired

On December 23, 2025, the Company, Cizzle Brands Acquisition Inc., a wholly owned subsidiary of the Company ("AcquireCo"), and RI Flow Sub LLC (the "Vendor") entered into a share purchase agreement (the "Agreement") pursuant to which the Company, through AcquireCo, indirectly acquired all of the issued and outstanding shares of Flow Water Inc. from the Vendor (the "Acquisition"). The Acquisition was completed concurrently with the execution of the Agreement on December 23, 2025 (the "Acquisition Date"). On December 30, 2025, following completion of the Acquisition, Flow Water Inc. filed articles of amendment to change its corporate name to "Cizzle Brands Manufacturing Inc." ("CBMI").

The Acquisition resulted in the indirect acquisition by Cizzle, by way of share purchase transaction, of the Tetra Pak co-manufacturing business of Flow Water Inc. (the "Acquired Business"), being the business of production services and co-packaging of beverages in Tetra Pak format. Immediately prior to the closing of the Acquisition, Flow Water Inc. completed a series of transactions, transferring to the Vendor or affiliates thereof (including Flow Canada LLC) the assets relating to Flow Water Inc.'s marketing and distribution business and associated branding and intellectual property including the Flow brand and related trademarks (the "Spun-Out Business").

The Acquired Business consists of the Tetra Pak co-manufacturing business of CBMI, providing co-manufacturing and production services for both proprietary and third-party brands using Tetra Pak packaging technology. The operations of the Acquired Business are conducted at two adjacent leased industrial properties in Aurora, Ontario (collectively, the "Facility"). The Facility houses the Tetra Pak manufacturing equipment and related inventories necessary for continuous beverage production.

As of the Acquisition Date, the Acquired Business had approximately C$184 million of remaining contracted manufacturing volume under existing customer agreements. These customer contracts include "take-or-pay" provisions providing for minimum payments and a contracted revenue floor of approximately C$158 million if customers do not utilize any of the contracted volumes. Current manufacturing clients include BeatBox (recently acquired by Anheuser-Busch InBev) and the Spun-Out Business, being the Flow brand.

These "take-or-pay" contracts represent certain minimum annual volume ("MAV") commitments of Tetra Pak units, with commitment periods extending through 2027 (for non-alcoholic products) and 2030 (for alcoholic products). In the event a customer fails to purchase its MAV in any contract year, the customer is required to pay a shortfall amount calculated by reference to the unpurchased volume and the applicable co-pack fee.

These "take-or-pay" contracts were a key factor in the Company's decision to acquire the Acquired Business and in establishing the Purchase Price (as defined below), as they provide a base level of contracted revenue visibility.

2.2	Date of Acquisition

December 23, 2025

2.3	Consideration

The total consideration payable by AcquireCo to the Vendor for the sale of all of the issued and outstanding shares of Flow Water Inc. was: (a) US$32,823,789.89, plus (b) C$38,548,358.94, plus (c) an amount equal to the aggregate actual cash balances of Flow Water Inc. as at 11:59 p.m. ET on the day preceding the Acquisition Date (the "Financial Adjustment Time"), as set forth in a closing certificate delivered by the Vendor, minus (d) an amount equal to the indebtedness of Flow Water Inc. as at the Financial Adjustment Time, and (e)(i) minus an amount equal to the inventory deficit, if any, or (ii) plus an amount equal to the inventory surplus, if any (the "Purchase Price").

The Purchase Price was satisfied at closing by: (i) AcquireCo entering into a secured promissory note in the principal amount of C$22,250,000 in favour of the Vendor (the "VTB Note"); and (ii) AcquireCo (or the Company on behalf of AcquireCo) making a cash payment representing the balance of the Purchase Price to the Vendor.

The VTB Note is secured by a pledge of the shares of 17550154 Canada Inc., a wholly owned subsidiary of the Company which is the direct holder of all of the issued and outstanding common shares of AcquireCo, pursuant to a share pledge agreement between the Company and the Vendor and has a maturity date of 12 months from the date of issuance.

The Company financed the cash component of the Purchase Price through a senior secured term loan credit facility (the "Credit Facility") from OIC, L.P., or one or more affiliates thereof, an arm's length third-party lender. The Credit Facility has a five-year term and bears interest at 12% per annum, paid quarterly in arrears in cash, or, subject to certain conditions and for a limited time, in kind. The Credit Facility is senior secured with a first lien on all assets of CBMI and is guaranteed by the Company and its manufacturing-related subsidiaries.

Concurrently with the Acquisition, Cizzle completed non-brokered private placement financings for aggregate gross proceeds in excess of C$10,000,000, as required under the Credit Facility, consisting of: (i) a unit offering at a price of C$0.40 per unit, with each unit comprised of one common share and one-half of one common share purchase warrant exercisable at C$0.60 per share for 24 months; and (ii) convertible notes bearing interest at 7.2% per annum, convertible at C$0.50 per common share with a three-year maturity. Net proceeds from the private placements were used to fund the Acquisition and provide incremental working capital for the combined operations. The remaining balance of the Canadian dollar consideration was satisfied using available cash resources of the Company.

2.4	Effect on Financial Position

Aside from those necessary to effectively integrate the Acquired Business into that of Cizzle, there are no plans or proposals for material changes to the business which may have a significant effect on the results of operations and financial position of Cizzle.

2.5	Prior Valuations

Not applicable

2.6	Parties to Transaction

The Acquisition was carried out by AcquireCo, but otherwise the Acquisition was not with an informed person (as such term is defined in section 1.1 of National Instrument 51-102 – Continuous Disclosure Obligations), associate or affiliate of the Company.

2.7	Date of Report

September 18, 2026

Item 3	Financial Statements

Pursuant to Part 13 of NI 51-102 and Part 8 of National Instrument 44-101 – Short Form Prospectus Distributions, the Ontario Securities Commission granted an exemption on September 10, 2026 (the "Exemptive Relief Decision") from the requirements to provide certain financial statements as set out in Section 8.4 of NI 51-102. In accordance with the Exemptive Relief Decision, the following financial statements and related notes thereto are attached hereto and form a part of this Business Acquisition Report:

Appendix A - Unaudited Pro Forma Consolidated Financial Statements of Cizzle

•	Pro forma income statement for the year ended July 31, 2025, that includes the Company's consolidated statements of income and comprehensive income for the year ended July 31, 2025, and a constructed statement of the Acquired Business's direct revenues and expenses for the nine-month period ended July 31, 2025

Appendix B – Abbreviated Financial Statements of the Acquired Business

•	Report of Independent Auditors – Abbreviated financial statements as at and for the period ended July 31, 2025

•	An audited statement of the assets to be acquired and liabilities to be assumed by the Company as at July 31, 2025, with an unaudited comparative statement of assets to be acquired and liabilities to be assumed by the Company as at October 31, 2024, and an audited statement of the Acquired Business's direct revenues and expenses for the nine months ended July 31, 2025, with an unaudited comparative statement of the Acquired Business's direct revenues and expenses for the year ended October 31, 2024, together with the notes thereto

•	Report of Independent Auditors – Schedule of assets acquired and liabilities assumed as of December 23, 2025

•	An audited statement of the assets acquired and liabilities assumed by the Company as at December 23, 2025, together with the notes thereto

All amounts stated in the above financial statements and notes thereto are stated in Canadian dollars unless otherwise indicated.

The unaudited pro forma condensed consolidated financial statements of the Company are presented for illustrative purposes only and are not necessarily indicative of (i) the operating or financial results that would have occurred had the Acquisition actually occurred at the times contemplated by the notes to the unaudited pro forma condensed consolidated financial statements; or (ii) results expected in future periods.

Caution Regarding Forward-Looking Statements

Certain statements in this report regarding our current and future plans, expectations and intentions, results, levels of activity, performance, goals or achievements or any other future events or developments constitute forward-looking information and forward-looking statements within the meaning of applicable securities laws (collectively, "forward-looking statements"). The words "may", "will", "would", "should", "could", "expects", "plans", "intends", "trends", "indications", "anticipates", "believes", "estimates", "predicts", "likely" or "potential" or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward looking statements. In particular, statements or assumptions about: perceived future benefits of the Acquisition; our ability to capitalize on such perceived benefits; the successful integration of the Acquired Business; existing or future opportunities for the Company and its business (including the Acquired Business); the ability of the Company to repay the VTB Note prior to its maturity; the ability of the Company to service required payments under the Credit Facility; and future expectations, beliefs, goals or prospects, are or involve forward-looking statements.

Forward-looking statements are based on estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable in the circumstances. However, there can be no assurance that such estimates and assumptions will prove to be correct. Many factors could cause our actual results, level of activity, performance or achievements or future events or developments to differ materially from those expressed or implied by the forward-looking statements. The purpose of the forward-looking statements is to provide the reader with a description of management's expectations regarding the Company's financial performance and may not be appropriate for other purposes; readers should not place undue reliance on forward looking statements made herein. Additional risks and uncertainties affecting Cizzle can be found in Cizzle's Annual Information Form for the fiscal year ended July 31, 2025, which is available on SEDAR+ at www.sedarplus.ca.

Furthermore, unless otherwise stated, the forward-looking statements contained in this Business Acquisition Report are made as of the date of this Business Acquisition Report, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Appendix A

Unaudited Pro Forma Consolidated Financial Information of Cizzle

See attached.

A-1

Unaudited Pro Forma Condensed Consolidated Financial Statements

Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.)

(Expressed in Canadian dollars, unaudited)

July 31, 2025

INDEX TO

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page

Unaudited pro forma condensed consolidated statement of loss and comprehensive loss	1

Notes to the unaudited pro forma condensed consolidated financial statements	2-4

Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.)

Unaudited Pro Forma Condensed Consolidated Statement of Loss and Comprehensive Loss

(Unaudited) (expressed in Canadian dollars)

	Cizzle Brands	Flow Water
	Corporation (For	(For the nine
	the year ended	months ended	Pro forma		Pro Forma
	July 31, 2025)	July 31, 2025)	adjustments	Notes	Consolidated
	$	$	$		$
Revenue
Net sales	13,184,554	18,574,793	3,465,230	[a, b]	35,224,577
Cost of sales	5,638,663	3,479,505	(680,525)	[a]	8,437,643
Gross profit	7,545,891	15,095,288	4,145,755		26,786,934

Expenses:
Marketing	5,798,961	-	-		5,798,961
Selling, general and administrative	11,310,731	11,756,567	-		23,067,298
Share-based compensation	2,712,828	-	-		2,712,828
Foreign exchange loss	38,153	-	-		38,153
Depreciation and amortization	625,277	3,121,887	8,543,297	[c]	12,290,461
Total Expenses	20,485,950	14,878,454	8,543,297		43,907,701

Other expenses	(418,772)	-	-		(418,772)
Listing expense	(500,000)	-	-		(500,000)
Finance expense, net	-	(1,221,585)	(9,823,681)	[d]	(11,045,266)
Loss before income taxes	(13,858,831)	(1,004,751)	(14,221,223)		(29,084,805)

Current income tax expense	-	-	-		-
Deferred tax recovery	-	-	-		-
Loss for the period	(13,858,831)	(1,004,751)	(14,221,223)		(29,084,805)

Pro forma net loss per share – basic and diluted	$(0.07)				$(0.15)
Weighted average number of common shares outstanding - basic and diluted	193,338,589				193,338,589

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

1

Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.)

Notes to the unaudited pro forma condensed consolidated financial statements

For the period ended July 31, 2025

(Unaudited) (expressed in Canadian dollars)

1.	DESCRIPTION OF THE TRANSACTION

On December 23, 2025, Cizzle Brands Corporation (“Cizzle Brands” or the “Company”) completed the acquisition of all the issued and outstanding shares of Flow Water Inc. (the “Acquisition”) pursuant to a definitive share purchase agreement. Flow Water Inc. (“Flow” or the “Acquired Business”) operates a beverage co-manufacturing facility in Aurora, Ontario. Immediately prior to closing, certain brand-related intellectual property and trademarks associated with the Flow consumer beverage business were assigned to Flow’s previous parent entity. Accordingly, the Company acquired substantially all of the manufacturing operations and the related assets and liabilities. The acquired entity was subsequently renamed Cizzle Brands Manufacturing Inc.

The Acquisition has been accounted for as a business combination in accordance with IFRS 3, Business Combinations, and the fair value of the purchase consideration for the Acquisition was determined to be $35,808,936. The consideration of $35,808,936 consisted of cash consideration of $13,558,936, and deferred consideration of $22,250,000 through the issuance of a Vendor Take-back Note (the “VTB Note”). The VTB Note matures on December 23, 2026 and bears interest at 12.0% per annum. The Acquisition was funded by the following (collectively, the “Financing”):

•	Proceeds from a credit facility with an aggregate commitment of $68,855,000 and an initial term loan facility of $55,084,000;

•	Proceeds from a private placement raising gross proceeds of $4,725,000; and

•	The issuance of convertible debentures for total cash proceeds of $7,500,000.

2.	BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated financial statements for the period ended July 31, 2025 (the “Pro Forma Financial Information”) have been prepared to illustrate the pro forma impact of the Acquisition and funding obtained. The Pro Forma Financial Information reflects the statement of loss and comprehensive loss of Cizzle Brands for the year ended July 31, 2025, and the statement of loss and comprehensive loss of Flow for the nine months ended July 31, 2025.

The Pro Forma Financial Information gives effect of the Acquisition and the Financing as if it had closed on August 1, 2024. The Pro Forma Financial Information has been prepared by the management of Cizzle Brands for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved if the Acquisition and the Financing had been completed on August 1, 2024, nor do they purport to project the results of operations for any future periods. The Pro Forma Financial Information may not be useful in predicting the future results of operations of the combined company. The actual results may differ significantly from the Pro Forma Financial Information presented herein.

The Pro Forma Financial Information is derived from and should be read in conjunction with the following:

•	The audited financial statements of Cizzle Brands for the year ended July 31, 2025;

•	The unaudited financial statements of Cizzle Brands for the six months ended January 31, 2026; and

•	The audited abbreviated financial statements of the Acquired Business for the nine months ended July 31, 2025.

The Pro Forma Financial Information is for illustrative and information purposes only and may not be indicative of the operating results that actually would have been achieved if the Acquisition and the Financing had occurred on August 1, 2024, or of the results that may be obtained in the future. The historical consolidated financial statements have been adjusted in the Pro Forma Financial Information to give effect to pro forma events that are (1) directly attributable to the Acquisition and the Financing, (2) factually supportable and (3) expected to have a material continuing impact on the results of Cizzle Brands. The Pro Forma Financial Information does not reflect any cost savings from operating efficiencies or synergies that could result from the Acquisition or for liabilities that may result from integration planning. Furthermore, potential future tax planning strategies have not been reflected in the Pro Forma Financial Information if they have not been implemented at the time of the Acquisition. Therefore, the actual effective tax rate will likely vary from the estimated tax rates that have been used for purposes of computing tax expense in these pro forma financial statements.

2

Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.)

Notes to the unaudited pro forma condensed consolidated financial statements

For the period ended July 31, 2025

(Unaudited) (expressed in Canadian dollars)

The accounting policies used in the preparation of the Pro Forma Financial Information are consistent with those described in the audited consolidated financial statements of Cizzle Brands for the year ended July 31, 2025.

The pro forma adjustments are based on preliminary estimates of the fair value of the consideration paid and the fair value of the assets acquired, and liabilities assumed, currently available information and certain assumptions that Cizzle Brands believes are reasonable in the circumstances. The actual adjustments to the statement of loss and comprehensive loss of Cizzle Brands will depend on a number of factors including among others, additional information available and finalization of purchase price allocation.

The following table summarizes the fair value of consideration paid on the acquisition date and the allocation of the purchase price to the assets acquired and liabilities assumed.

Fair value recognized on acquisition $CAD
Trade and other receivables	952,333
Inventory	306,407
Prepaid Expenses	480,608
Property and Equipment	28,405,000
Right-of-Use Assets	20,336,133
Customer Relationships	29,000,000
Goodwill	25,574,339
Trade and other payables	(4,108,110)
Loan	(45,201,641)
Lease obligations	(19,936,133)
Purchase consideration transferred	35,808,936

On the date of acquisition, the Company fully repaid the loan in the amount of $45,201,641.

3.	PRO FORMA ADJUSTMENTS

The following assumptions and adjustments have been made to give effect to the Acquisition and the Financing:

[a]	The Company purchases inventory from the Acquired Business, and revenues and expenses associated with these transactions are included within the unaudited pro forma condensed consolidated statement of loss and comprehensive loss. This adjustment eliminates Flow’s revenue recognized from sales to the Company in the amount of $709,437 for the nine months ended July 31, 2025. This adjustment also eliminates the Company’s cost of goods sold recognized from purchases from Flow in the amount of $680,525 for the year ended July 31, 2025. There were no amounts payable or receivable between the Company and Flow as at July 31, 2025.

[b]	The Company acquired the manufacturing operations and the related manufacturing assets and liabilities of Flow. Immediately prior to closing, certain brand-related intellectual property and trademarks associated with the Flow consumer beverage business were assigned to Flow’s previous parent entity. The historical financial statements of Flow did not include revenue recognized for the manufacturing services provided by Flow to the consumer beverage business. This adjustment records revenue in the amount of $4,174,667 that would have been recognized for the nine-month period ended July 31, 2025, from the services provided to the consumer beverage business that was not part of the Acquired Business.

[c]	This adjustment is to recognize depreciation and amortization expense relating to acquired intangible assets, property and equipment, and right-of-use assets as follows:

3

Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.)

Notes to the unaudited pro forma condensed consolidated financial statements

For the period ended July 31, 2025

(Unaudited) (expressed in Canadian dollars)

i)	Amortization expense of $5,800,000 for the year ended July 31, 2025 due to the fair value adjustments to intangible assets acquired. The intangible assets are estimated to have a useful life of approximately 5 years.

ii)	Depreciation expense of $2,698,292 for the year ended July 31, 2025 related to impact of the fair value of acquired property and equipment.

iii)	Depreciation expense of $3,792,169 for the year ended July 31, 2025 related to impact of the fair value of the acquired right-of-use assets.

[d]	This adjustment is to recognize interest expense in connection with the Financing and the lease obligations assumed as if the transaction occurred on August 1, 2024. The adjustments are as follows:

i)	Adjustment to recognize interest expense on credit facility in the amount of $6,345,677. This interest expense was recognized in the unaudited pro forma condensed consolidated statement of loss and comprehensive loss for the year ended July 31, 2025.

ii)	Adjustment to recognize interest expense on the VTB Note in the amount of $2,821,857. This interest expense was recognized in the unaudited pro forma condensed consolidated statement of loss and comprehensive loss for the year ended July 31, 2025.

iii)	Adjustment to recognize interest expense on the convertible debentures in the amount of $540,000. This interest expense was recognized in the unaudited pro forma condensed consolidated statement of loss and comprehensive loss for the year ended July 31, 2025.

iv)	Adjustment to recognize interest expense on the assumed lease liabilities in the amount of $1,337,732. This adjustment was recognized in the unaudited pro forma condensed consolidated statement of loss and comprehensive loss for the nine months ended July 31, 2025.

4

Appendix B

Abbreviated Financial Statements of the Acquired Business

See attached.

B-1

ABBREVIATED FINANCIAL STATEMENTS

Co-Packing Business of Flow Water Inc.

For the nine months ended July 31, 2025 and the year ended October 31, 2024

Independent Auditor's Report

To the Management of Cizzle Brands Corporation:

Opinion

We have audited the accompanying abbreviated financial statements of the Co-Packing Business of Flow Water Inc. (the "Company"), which comprise the statement of assets to be acquired and liabilities to be assumed as at July 31, 2025 and the statement of direct revenues and expenses for the nine months ended July 31, 2025, and related notes to the abbreviated financial statements, including a summary of material accounting policy information.

In our opinion, the accompanying abbreviated financial statements present fairly, in all material respects, the statement of assets to be acquired and liabilities to be assumed of the Company as at July 31, 2025, and the statement of direct revenue and expenses for the nine months ended July 31, 2025 in accordance with the basis of accounting as disclosed in note 2 of the notes to the abbreviated financial statements.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Abbreviated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the abbreviated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Responsibilities of Management and Those Charged with Governance for the Abbreviated Financial Statements

Management is responsible for the preparation and fair presentation of the abbreviated financial statements in accordance with the basis of accounting as disclosed in note 2 of the notes to the abbreviated financial statements, and for such internal control as management determines is necessary to enable the preparation of abbreviated financial statements that are free from material misstatement, whether due to fraud or error.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor's Responsibilities for the Audit of the Abbreviated Financial Statements

Our objectives are to obtain reasonable assurance about whether the abbreviated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these abbreviated financial statements.

MNP LLP

1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the abbreviated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Evaluate the overall presentation, structure and content of the abbreviated financial statements, including the disclosures, and whether the abbreviated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor's report is Eduard Shvekher.

Toronto, Ontario September 16, 2026	Chartered Professional Accountants Licensed Public Accountants

1 Adelaide Street East, Suite 1900, Toronto, Ontario, M5C 2V9
1.877.251.2922 T: 416.596.1711 F: 416.596.7894 MNP.ca

Co-Packing Business of Flow Water Inc.

Statements of Assets to be Acquired and Liabilities to be Assumed

(expressed in Canadian dollars)

As at

			October 31,
		July 31,	2024
		2025	(Unaudited)
	Notes	$	$
Assets to be acquired
Prepaid expenses and deposits	3	402,346	28,560
Inventories	4	329,072	32,750
Property and equipment, net	5	5,104,581	5,629,342
Right-of-use assets, net	6	26,715,017	18,836,076
Total assets to be acquired		32,551,016	24,526,728

Liabilities to be assumed
Customer deposits		2,259,580	4,055,007
Lease obligations	7	23,769,277	17,147,135
Total liabilities to be assumed		26,028,857	21,202,142
Net assets acquired		6,522,159	3,324,586

The accompanying notes are an integral part of these Abbreviated Financial Statements.

Co-Packing Business of Flow Water Inc.

Statements of Direct Revenues and Expenses

(expressed in Canadian dollars)

		For the nine	For the year ended,
		months ended,	October 31,
		July 31,	2024
		2025	(Unaudited)
	Notes	$	$
Net Revenue		18,574,792	17,547,448

Direct Expenses
Production expenses	8	7,505,706	8,141,508
General and administrative	9	1,200,947	1,498,550
Salaries and benefits		6,529,419	5,155,028
Amortization and depreciation	5,6	3,121,887	4,634,379
Interest expense on lease obligations	7	1,221,585	1,292,592
		19,579,544	20,722,057
Net revenue less direct expenses		(1,004,752)	(3,174,609)

The accompanying notes are an integral part of these Abbreviated Financial Statements.

Co-Packing Business of Flow Water Inc.

Notes to the Abbreviated Financial Statements

(expressed in Canadian dollars)

As at July 31, 2025 and October 31, 2024 and for the nine months ended July 31, 2025 and the twelve months ended October 31, 2024

1.	Description of the Business and Basis of Presentation

Background and description of Business

On December 23, 2025, Cizzle Brands Corporation (“Cizzle Brands” or the “Company”), through its wholly-owned subsidiary Cizzle Brands Acquisition Inc., entered into a share purchase agreement (the “Agreement”) with RI Flow Sub LLC (the “Vendor”) for the acquisition of all of the issued and outstanding shares of Flow Water Inc. (“Flow Water”).

Under the terms of the Agreement, Cizzle Brands acquired the Tetra Pak co-manufacturing business of Flow Water (the “Acquired Business”). Prior to the completion of the acquisition, Flow Water completed a series of restructuring transactions pursuant to which its marketing, distribution, branding, and intellectual property assets (the “Flow Water Brand”) were transferred back to the Vendor. Consequently, the Acquired Business is primarily comprised of the co-manufacturing operations, which Cizzle Brands has since renamed Cizzle Brands Manufacturing Inc.

Basis of preparation

The Acquired Business has not been accounted for as a separate entity, subsidiary, or division of Flow Water. In addition, stand-alone financial statements related to the Acquired Business have never been prepared previously, as the predecessor’s financial systems were not designed to provide separate and distinct accounts for the Acquired Business. Therefore, it was impracticable to prepare a complete set of financial statements for the Acquired Business.

Abbreviated statements of assets to be acquired and liabilities to be assumed and statements of direct revenues and expenses (collectively, the “Abbreviated Financial Statements”) were prepared as at, and for the nine months ended July 31, 2025, and for the year ended October 31, 2024, in accordance with the exemptive relief requested from the Ontario Securities Commission and granted on September 10, 2026. Historically, Flow Water did not maintain separate financial records or separate cash balances for the Acquired Business; as such, it is impracticable to identify specific operating, investing, or financing cash flows. As a result, a statement of cash flows is not presented. Statements of changes in equity and comprehensive income are also not presented because the Acquired Business did not represent a separate legal entity or reporting segment and complete financial information is unavailable.

These Abbreviated Financial Statements have been prepared in accordance with recognition and measurement principles consistent with IFRS Accounting Standards (“IFRS”) to the extent they’re relevant and applicable. All intercompany accounts and transactions have been eliminated.

These Abbreviated Financial Statements have been derived from the accounting records of Flow Water using its historical financial information and represent only the specific assets to be acquired, liabilities to be assumed, and direct revenues and direct expenses associated with the Acquired Business within the scope of the Agreement. Accordingly, the Abbreviated Financial Statements do not necessarily represent the assets to be acquired, liabilities to be assumed, or revenues and direct expenses as if the Acquired Business had been operating as a separate, stand-alone entity during the periods presented. In addition, the Abbreviated Financial Statements are not indicative of the financial condition or results of operations of the Acquired Business going forward due to changes that may be made in the business by Cizzle Brands.

The direct revenues included in the Statement of Direct Revenues and Expenses represent revenues generated by the Acquired Business from services provided to third parties. Direct revenues do not include services provided by the Acquired Business to the Vendor for the production of Flow Water branded products as Flow Water operated the Acquired Business and the Flow Water Brand as an integrated operation. There was no historical agreement in place for the provision of services by the Acquired Business to the Flow Water Brand and intra-entity transactions were not recognized. Expenses directly attributable to the Acquired Business include production expenses, general and administrative costs, interest on lease obligations, salaries and benefits, and amortization and depreciation. Assumptions were used for certain allocated costs as follows:

Salaries were allocated to the Acquired Business if they were directly related to the production activities. Salaries not allocated include salaries and fees for members of the Board of Directors, senior management, and general office and administrative staff. Employee benefits and related expenses were allocated proportionate to the allocate of salaries Utilities were allocated to the Acquired Business based on review of the costs incurred. Management estimated that 80% of utilities costs incurred was related to the production activities of the Acquired Business.

Co-Packing Business of Flow Water Inc.

Notes to the Abbreviated Financial Statements

(expressed in Canadian dollars)

As at July 31, 2025 and October 31, 2024 and for the nine months ended July 31, 2025 and the year ended October 31, 2024

Depreciation and amortization charges were allocated to the Acquired Business if the costs related to items of property and equipment and right-of-use assets that were assets to be acquired.

The Statements of Direct Revenues and Expenses do not include costs not directly associated with producing the revenues from the Acquired Business, such as corporate overhead, shared services, other indirect general and administrative costs, tax, and interest expense. A breakdown of production expenses, and general and administrative expenses are disclosed in notes 8 and 9 of these Abbreviated Financial Statements.

Functional currency and presentation currency

These Abbreviated Financial Statements are presented in Canadian dollars. The functional currency of the Company and the Acquired Business is the Canadian dollar.

2.            Summary of Significant Accounting Policies

Use of Estimates

The preparation of Abbreviated Financial Statements in conformity with the relevant and applicable requirements of IFRS requires management to make estimates and assumptions that affect the reported amounts of assets acquired, liabilities assumed, direct revenues and expenses, and the related disclosures at the date of the Abbreviated Financial Statements and during each reporting period. Actual results may differ from management’s assumptions and estimates contained within this document, and such differences could be material.

Revenue recognition

The Company recognizes revenue to depict the transfer of promised goods and service to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services by applying the following steps:

Identify the contract with a customer;

Identify the performance obligations in the contract;

Determine the transaction price;

Allocate the transaction price to the performance obligations; and

Recognize revenue when, or as, the Company satisfies a performance obligation.

For co-packing services provided by the Company, revenue is recognized at the point in time when a co-packing service is complete and control of the finished goods is transferred to the customer at an amount that reflects the consideration the Company expects to receive in exchange for the services provided. Transfer of control is determined to occur when the finished product has successfully passed quality control inspection and has been made available for collection by the customer at the agreed delivery point, consistent wit the contract terms. The Company enters into co-packing agreements with customers. The Company is required to make estimates regarding the total number of units to be delivered under the contract. The Company also makes estimates regarding the total consideration to which the Company expects to be entitled to in exchange for the services provided. The total consideration to which the Company expects to be entitled to can vary based on estimates regarding penalties for minimum purchase commitments, total expected units to be delivered and pricing discounts. Revenue is recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur.

Prepaid expenses and deposits

Prepaid expenses and deposits primarily consist of lease deposits and prepaid insurance, which are recognized as current assets in the Statements of Assets to be Acquired and Liabilities to be Assumed and are either expensed or reclassified to the appropriate asset category as the related benefits are realized, in accordance with the accrual basis of accounting under IFRS.

Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories is determined on a first-in, first-out basis. Net realizable value represents the estimated selling price for inventories less estimated costs necessary to make the sale.

The cost for finished goods includes direct costs incurred in production including raw materials, direct labour, depreciation and directly attributable overhead costs and indirect overhead costs based on normal operating capacity. The cost of purchase comprises the purchase price, non-recoverable taxes, transport, handling, and other costs directly attributable to the acquisition of goods. Inventory allowances are recorded in the period in which management determines the inventory to be obsolete or impaired.

Co-Packing Business of Flow Water Inc.

Notes to the Abbreviated Financial Statements

(expressed in Canadian dollars)

As at July 31, 2025 and October 31, 2024 and for the nine months ended July 31, 2025 and the year ended October 31, 2024

Property and Equipment

The Company’s property and equipment are measured at cost less accumulated depreciation and impairment losses.

The cost of an item of property and equipment includes expenditures that are directly attributable to the acquisition or construction of the asset.

Depreciation is recorded using straight-line and declining balance methods as detailed below on an annual basis, with the exception of land, which is not depreciated:

Equipment	5 – 19 years straight-line

Furniture and fixtures	20% declining balance

Leasehold improvements	Lesser of 10 to 25 years straight-line and lease term

The Company assesses an asset’s residual value, useful life and depreciation method on an annual basis and if any events have indicated a change and makes adjustments, if appropriate.

Gains and losses on disposal of property and equipment are determined by comparing the proceeds from disposal with the carrying amount of the property and equipment and are recognized in the consolidated statements of loss and comprehensive loss.

Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease based on whether the contract conveys the right of control for the use of an identified asset for a period of time in exchange for consideration. The Company recognizes a ROU asset and a lease liability at the lease commencement date, which is the date the leased asset is available for use. The ROU asset primarily relates to equipment, plant and warehouse and is initially measured based on the initial amount of the lease liability. The lease liabilities include the net present value of the following lease payments:

Fixed payments [including any in-substance fixed payments, less any lease incentives receivable]; Variable lease payments that are based on an index or a rate;

Amounts expected to be payable by the lessee under residual value guarantees;

Exercise price of any purchase option if the Company is reasonably certain to exercise that option; and Payments for penalties for terminating the lease, if the lease term reflects the Company exercising that option.

The ROU assets are depreciated to the earlier of the end of useful life of the ROU asset or the lease term using the straight-line method as this most closely reflects the expected pattern of the consumption of the future economic benefits.

The lease term includes periods covered by an option to extend if the Company is reasonably certain to exercise that option. In addition, the ROU asset can be periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

Lease payments are discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate, which is the rate the Company would have to pay to borrow the funds necessary to obtain an asset of similar value in a similar economic environment with similar terms and conditions.

ROU assets are measured at cost comprising the amount of the initial measurement of the lease liability, any lease payments made at or before the commencement date less any lease incentives received, any initial direct costs, and restoration costs.

The lease liability is classified and accounted for at the amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the ROU asset unless it has been reduced to zero. Any further reduction in the lease liability is then recognized in profit or loss.

Co-Packing Business of Flow Water Inc.

Notes to the Abbreviated Financial Statements

(expressed in Canadian dollars)

As at July 31, 2025 and October 31, 2024 and for the nine months ended July 31, 2025 and the year ended October 31, 2024

The Company has elected to apply the practical expedient not to recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less and for leases of low-value assets. The lease payments associated with those leases are recognized as an expense on a straight-line basis over the lease term.

A lease modification will be accounted for as a separate lease if the modification increases the scope of the lease and if the consideration for the lease increases by an amount commensurate with the stand-alone price for the increase in scope. For a modification that is not a separate lease or where the increase in consideration is not commensurate, at the effective date of the lease modification, the Company will remeasure the lease liability using the Company’s incremental borrowing rate, when the rate implicit to the lease is not readily available, with a corresponding adjustment to the ROU asset.

When the Company acts as an intermediate lessor, it accounts for its interests in the head lease and the sub-lease separately. The Company assesses the lease classification of a sub-lease with reference to the ROU asset arising from the head lease, not with reference to the underlying asset. To classify each lease, the Company makes an overall assessment of whether the lease transfers substantially all of the risks and rewards incidental to ownership of the ROU asset. If this is the case, then the lease is accounted for as a net investment in finance lease. If not, then it is an operating lease. As part of this assessment, the Company considers certain indicators such as whether the lease is for the major part of the economic life of the ROU asset.

3. Prepaid expenses and deposits

Prepaids and other assets consist of the following:

	July 31,	October 31,
	2025	2024
	$	$
Deposits	234,392	—
Prepaid insurance	167,954	28,560
Total prepaids and other assets	402,346	28,560

4. Inventories

Inventories consist of the following:

	July 31,	October 31,
	2025	2024
	$	$
Packaging supplies	329,072	32,750
Total Inventory	329,072	32,750

Co-Packing Business of Flow Water Inc.

Notes to the Abbreviated Financial Statements

(expressed in Canadian dollars)

As at July 31, 2025 and October 31, 2024 and for the nine months ended July 31, 2025 and the year ended October 31, 2024

5. Property and Equipment

Property and equipment consist of the following:

	Equipment	Furniture & Fixtures	Leasehold improvements	Construction in progress	Total
	$	$	$	$	$
Cost
Balance, October 31, 2023	7,518,863	68,587	1,978,286	—	9,565,736
Additions	897,709	55,905	160,935	138,656	1,253,205
Disposals	(86,476)	(28,647)	(211,766)	—	(326,889)
Effects of foreign exchange	(1,018)	—	—	—	(1,018)
Balance, October 31, 2024	8,329,078	95,845	1,927,455	138,656	10,491,034
Additions	83,916	—	21,500	129,833	235,249
Disposals	—	—	—	(163,974)	(163,974)
Effects of foreign exchange	(1,153)	—	—	—	(1,153)
Balance, July 31, 2025	8,411,841	95,845	1,948,955	104,515	10,561,156

Accumulated amortization
Balance, October 31, 2023	3,072,694	49,769	477,594	—	3,600,057
Amortization	1,316,633	16,920	235,811	—	1,569,364
Disposals	(68,647)	(28,647)	(209,888)	—	(307,182)
Effects of foreign exchange	(547)	—	—	—	(547)
Balance, October 31, 2024	4,320,133	38,042	503,517	—	4,861,692
Amortization	502,605	8,670	84,759	—	596,034
Effects of foreign exchange	(1,151)	—	—	—	(1,151)
Balance, July 31, 2025	4,821,587	46,712	588,276	—	5,456,575

Carrying Value
Balance, October 31, 2024	4,008,945	57,803	1,423,938	138,656	5,629,342
Balance, July 31, 2025	3,590,254	49,133	1,360,679	104,515	5,104,581

Co-Packing Business of Flow Water Inc.

Notes to the Abbreviated Financial Statements

(expressed in Canadian dollars)

As at July 31, 2025 and October 31, 2024 and for the nine months ended July 31, 2025 and the year ended October 31, 2024

6. Right-of-use Assets

Right-of-use assets consist of the following:

	Equipment	Plant & Warehouse	Vehicle	Office	Total
	$	$	$	$	$
Cost
Balance, October 31, 2023	9,155,262	6,665,030	294,635	547,681	16,662,608
Additions / Modifications	6,299,122	6,143,098	—	—	12,442,220
Completed leases	—	(1,403,175)	(294,635)	(547,681)	(2,245,491)
Balance, October 31, 2024	15,454,384	11,404,953	—	—	26,859,337
Additions / Modifications	10,288,221	—	116,573	—	10,404,794
Balance, July 31, 2025	25,742,605	11,404,953	116,573	—	37,264,131

Accumulated amortization
Balance, October 31, 2023	2,986,810	3,491,248	250,585	475,094	7,203,737
Amortization	1,683,435	1,264,943	44,050	72,587	3,065,015
Completed leases	—	(1,403,175)	(294,635)	(547,681)	(2,245,491)
Balance, October 31, 2024	4,670,245	3,353,016	—	—	8,023,261
Amortization	1,695,428	820,147	10,278	—	2,525,853
Balance, July 31, 2025	6,365,673	4,173,163	10,278	—	10,549,114

Carrying Value
Balance, October 31, 2024	10,784,139	8,051,937	—	—	18,836,076
Balance, July 31, 2025	19,376,932	7,231,790	106,295	—	26,715,017

Co-Packing Business of Flow Water Inc.

Notes to the Abbreviated Financial Statements

(expressed in Canadian dollars)

As at July 31, 2025 and October 31, 2024 and for the nine months ended July 31, 2025 and the year ended October 31, 2024

7. Lease Obligations

Lease obligations

$
Balance, October 31, 2023	136,784
Additions/Modification	12,442,219
Interest expense	1,292,592
Lease payments	(3,309,357)
Transfers out of assets held for sale	6,584,897
Balance, October 31, 2024	17,147,135
Additions/Modification	9,320,003
Interest expense	1,221,585
Lease payments	(3,919,446)
Balance, July 31, 2025	23,769,277
Current	4,247,401
Non-current	19,521,876

The following table sets out a maturity analysis of the lease payments payable, showing the undiscounted lease payments to be paid on an annual basis, reconciled to the lease obligation.

$
Less than one year	5,722,683
One to two years	4,109,771
Two to three years	4,157,521
Three to four years	4,649,115
Thereafter	10,495,004
Total undiscounted lease payments payable	29,134,094
Less: impact of present value	(5,364,817)
Balance – July 31, 2025	23,769,277

8. Production expenses

Production expenses for the nine months ended July 31, 2025 and the year ended October 31, 2024 consists of the following:

	July 31, 2025	October 31, 2024
	$	$
Warehouse and rental expenses	2,078,763	2,840,473
Labour	1,926,420	2,071,715
Supplies	1,038,071	1,489,542
Repairs and maintenance	1,767,314	1,270,447
Freight and other	695,138	469,331
	7,505,706	8,141,508

Co-Packing Business of Flow Water Inc.

Notes to the Abbreviated Financial Statements

(expressed in Canadian dollars)

As at July 31, 2025 and October 31, 2024 and for the nine months ended July 31, 2025 and the year ended October 31, 2024

9. General and administrative

General and administrative expenses for the nine months ended July 31, 2025 and the year ended October 31, 2024 consists of the following:

	July 31, 2025	October 31, 2024
	$	$
Insurance	380,651	680,815
Quality assurance	363,492	442,856
Utilities	456,804	374,879
	1,200,947	1,498,550

10. Commitments and Contingencies

From time to time, the Business may be involved in litigation relating to claims arising out of operations in the normal course of business. As of July 31, 2025 and October 31, 2024, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations. There are also no legal proceedings in which any of the Company’s management or affiliates is an adverse party or has a material interest adverse to the company’s interest.

The Business had no other commitments or contingencies as of July 31, 2025 (October 31, 2024 – $nil).

Cizzle Brands Corporation

(formerly 1348512 B.C. Ltd.)

Schedule of Assets Acquired and Liabilities Assumed of Flow Water Inc.

(Expressed in Canadian dollars)

December 23, 2025

1

Independent Auditor’s Report

To the Shareholders of Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.)

Opinion

We have audited the schedule of assets acquired and liabilities assumed by Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.) (the “Company”) on acquisition of Flow Water Inc., as of December 23, 2025, and accompanying notes to the schedule (together the “Schedule”).

In our opinion, the Schedule is prepared, in all material respects, in accordance with the basis of accounting described in Note 2.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Schedule section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the Schedule in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matters

Basis of Accounting

We draw attention to Note 2 to the Schedule, which describes the basis of accounting. The Schedule is prepared to assist the Company to meet the requirements of their Business Acquisition Report filing on the basis of the decision of the Ontario Securities Commission dated March 4, 2026. Our opinion is not modified in respect of this matter.

Provisional Acquisition Accounting

We draw attention to Note 2 to the Schedule, which describes management's provisional determination of certain assets acquired and liabilities assumed in connection with the acquisition of Flow Water Inc. As described in Note 2, the accounting for the acquisition has not been finalized and certain amounts remain subject to revision during the measurement period permitted under IFRS 3, Business Combinations. Our opinion is not modified in respect of this matter.

Responsibilities of Management and Those Charged with Governance

Management is responsible for the preparation and fair presentation of the Schedule in accordance with the basis of accounting as described in Note 2 to the Schedule, and for such internal control as management determines is necessary to enable the preparation of the Schedule that are free from material misstatement, whether due to fraud or error.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statement

Our objectives are to obtain reasonable assurance about whether the Schedule as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this Schedule.

MNP LLP
1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the Schedule, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Evaluate the overall presentation, structure and content of the Schedule, including the disclosures, and whether the Schedule represents the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control and identified fraud or suspected fraud that we identify during our audit.

Toronto, Ontario September 16, 2026	Chartered Professional Accountants Licensed Public Accountants

1 Adelaide Street East, Suite 1900, Toronto, Ontario, M5C 2V9
1.877.251.2922 T: 416.596.1711 F: 416.596.7894 MNP.ca

Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.)

Schedule of Assets Acquired and Liabilities Assumed of Flow Water Inc.

(expressed in Canadian dollars)

As at

December 23, 2025 $
Assets acquired
Trade and other receivables	952,333
Inventories	306,407
Prepaid expenses	480,608
Property and equipment, net	28,405,000
Right-of-use assets, net	20,336,133
Intangible assets	29,000,000
Total identifiable assets acquired	79,480,481

Liabilities assumed
Trade and other payables	4,108,110
Lease obligations	19,936,133
Loan	45,201,641
Total liabilities assumed	69,245,884

Net identifiable assets acquired	10,234,597
Goodwill	25,574,339
Purchase consideration	35,808,936

The accompanying notes are an integral part of this Schedule of Assets Acquired and Liabilities Assumed.

2

Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.)

Notes to the schedule of assets acquired and liabilities assumed of Flow Water Inc.

(expressed in Canadian dollars)

As at December 23, 2025

1. Nature of Operations

Cizzle Brands Corporation (“Cizzle Brands” or the “Company”), (formerly 1348512 B.C. Ltd.) was incorporated on February 16, 2022, in the province of British Columbia. The Company is committed to health and wellness through the sale of innovative beverage and nutrition products.

On December 19, 2024, 1348512 B.C. Ltd. completed the reverse takeover of Cizzle Brands Limited and changed its name to Cizzle Brands Corporation. The Company commenced trading of its common shares on the Cboe Stock Exchange (“CBOE”) under the symbol “CZZL”.

On December 23, 2025, the Company completed the acquisition of all of the issued and outstanding shares of Flow Water Inc. (the “Acquisition”) pursuant to a definitive share purchase agreement (see Note 4).

The address of the Company’s corporate office is 35 McCleary Court, Unit 21, Concord, ON, L4K 3Y9.

2. Basis of Accounting

Purpose of the Schedule

The schedule of assets acquired and liabilities assumed (the "Schedule") has been prepared solely to present the identifiable assets acquired and liabilities assumed by the Company in connection with its acquisition of the manufacturing business formerly operated through Flow Water Inc. (the “Co-packing Business” or “Manufacturing Business”) on December 23, 2025 (the "Acquisition Date").

The Schedule and is not intended to constitute a complete set of financial statements of Flow Water Inc. or any legal entity.

Basis of Preparation

The Schedule has been prepared as at December 23, 2025 and includes only those assets acquired and liabilities assumed by the Company pursuant to the Share Purchase Agreement dated December 23, 2025, between the Company, Cizzle Brands Acquisition Inc., (a wholly owned subsidiary of the Company) as purchaser, and RI Flow Sub LLC, as vendor.

The Schedule has been prepared in accordance with the recognition and measurement principles of IFRS® Accounting Standards as issued by the International Accounting Standard Board, as applicable to the assets acquired and liabilities assumed, and the specific terms of the Share Purchase Agreement.

Because the Schedule presents only selected assets acquired and liabilities assumed, it does not purport to represent the financial position, financial performance, cash flows or equity of Flow Water Inc., its Manufacturing Business, or any other reporting entity.

At the Acquisition Date, the legal and operational separation of the retained Flow branded consumer packaged products and branded beverage business (“Flow branded operations”), and the acquired Manufacturing Business had not been fully completed. Accordingly, certain assets, liabilities, commitments and working capital balances were recorded within accounting records that continued to include both the Manufacturing Business acquired by the Company and the retained Flow branded operations.

As a result, the preparation of the Schedule required management to exercise significant judgment in identifying and allocating certain balances between the acquired Manufacturing Business and the retained Flow branded operations. Such judgments were based on the terms of the Share Purchase Agreement, supporting contractual documentation, management's understanding of the underlying operations, and other available records and information. Certain balances were also subject to post-closing review, reconciliation, allocation and contractual adjustment mechanisms.

Prior to the Acquisition Date, the Manufacturing Business operated as part of a broader organizational structure that included beverage manufacturing operations, consumer packaged goods activities, brand-related operations and other corporate functions.

Assets Acquired and Liabilities Assumed

The Schedule includes only those assets and liabilities that management determined were transferred to the Company at the Acquisition Date. The Schedule does not represent the complete balance sheet of Flow Water Inc. but only those assets acquired and liabilities assumed pursuant to the Share Purchase Agreement.

3

Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.)

Notes to the schedule of assets acquired and liabilities assumed of Flow Water Inc.

(expressed in Canadian dollars)

As at December 23, 2025

Assets and liabilities retained by the vendor or transferred to other entities prior to or concurrent with closing are excluded from the Schedule.

Basis of measurement

The Schedule is prepared based on the measurement principle in IFRS 3, Business Combinations (“IFRS 3”), which requires that the identifiable assets acquired and the liabilities assumed as part of a business combination are measured at the date of acquisition at their fair values, with limited exceptions. Fair value is measured in accordance with IFRS 13, Fair Value Measurement (“IFRS 13”). Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in this Schedule is determined on such a basis.

Measurement period adjustments

At the Acquisition Date, the determination of certain assets acquired and liabilities assumed remained subject to the completion of information gathering, valuation procedures, contractual reconciliations and other analyses required by IFRS 3, Business Combinations.

Accordingly, certain amounts included in the Schedule are based on management's best estimates and assumptions available as of the date the Schedule was prepared and may be subject to revision during the measurement period permitted under IFRS 3. Such revisions may arise from the receipt of additional information about facts and circumstances that existed as of the Acquisition Date.

Management will finalize the recognition and measurement of assets acquired and liabilities assumed as additional information becomes available. Any adjustments identified within the IFRS 3 measurement period will be recognized retrospectively as if the accounting for the business combination had been completed at the Acquisition Date.

As at the date of the Schedule, management continues to evaluate, among other matters:

the identification and valuation of certain acquired intangible assets;

the completeness and measurement of assumed liabilities;

working capital and contractual post-closing adjustments;

income tax balances and acquired tax attributes;

lease-related assets and liabilities; and

other acquisition-date estimates requiring additional information or analysis.

The ultimate amounts recorded upon completion of the purchase price allocation may differ from the provisional amounts reflected in this Schedule, and such differences could be material

Functional currency and presentation currency

The Schedule is presented in Canadian dollars. The functional currency of the Company is the Canadian dollar.

Use of estimates and judgments

In a business combination, substantially all identifiable assets acquired and liabilities assumed are recorded at the date of acquisition at their respective fair values. One of the most significant areas of judgment and estimation relates to the determination of the fair value of these assets and liabilities, including the fair value of contingent consideration, if applicable. Assets include trade and other receivables, inventory, prepaid expenses, property and equipment, right-of-use assets, and intangible assets; while liabilities consist of trade and other payables, loan payable, and lease obligations.

For the property and equipment, and intangible assets identified, an independent external valuation expert were used to ascertain the fair value. Fair value was determined using appropriate valuation techniques, including a forecast of the total expected future net cash flows and applicable discount rates in relation to the measurement of the intangible assets and replacement cost and useful life in relation to the measurement of property and equipment. The loan was repaid in its entirety at closing, and the fair value was determined to be the amount paid. For other assets acquired and liabilities assumed (excluding right of use assets and lease liabilities), the Company determined that the carrying value approximated fair value. Lease liabilities were measured at the present value of the remaining lease payments (as defined in IFRS 16, Leases) as if the acquired lease were a new lease at the acquisition date. The corresponding right-of-use asset was measured at the same amount as the lease liability, adjusted to reflect favourable or unfavourable terms of the lease when compared with market terms.

4

Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.)

Notes to the schedule of assets acquired and liabilities assumed of Flow Water Inc.

(expressed in Canadian dollars) As at December 23, 2025

The valuations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied.

3. Summary of Significant Accounting Policies Business combinations

Business combinations are accounted for under the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to the Company. The consideration transferred in the acquisition is measured at fair value on the date of the acquisition, as are the identifiable net assets acquired. Transaction costs incurred in connection with a business combination are expensed as incurred. Goodwill represents the excess of consideration over the fair value of the net identifiable assets acquired in a business combination. Goodwill is tested for impairment annually or more frequently if certain indicators arise that indicate it is impaired.

4. Business Combination

On December 23, 2025, the Company completed the acquisition of all the issued and outstanding shares of Flow Water Inc. (the “Acquisition”) from RI Flow Sub LLC (the “Vendor”) pursuant to a definitive share purchase agreement. Flow Water Inc. (“Flow” or the “Acquired Business”) operates a beverage co-manufacturing facility in Aurora, Ontario. Flow was a wholly owned subsidiary of Flow Beverages Corp. that was placed into receivership in September 2025. Immediately prior to closing, and as part of the receivership proceedings, certain brand-related intellectual property and trademarks associated with the Flow consumer beverage business were transferred to Flow’s previous parent entity. Accordingly, the Company acquired substantially all of the manufacturing operations and the related assets and liabilities. The acquired entity was subsequently renamed Cizzle Brands Manufacturing Inc.

The aggregate purchase price was $35,808,936 and was settled through payment of cash of $13,558,936 and issuance of a vendor take-back (VTB) loan of $22,250,000 (principal amount of $22,250,000). The cash consideration was financed by the Company through a combination of a senior secured credit facility, convertible debenture, and proceeds from concurrent equity private placements. The Acquisition has been accounted for as a business combination in accordance with IFRS 3, and the results of the acquired business have been consolidated from the acquisition date. As the transaction was accounted for as a business combination, transaction costs amounting to $1,330,686, were expensed to profit and loss. The goodwill resulting from the allocation of the purchase price to the total fair value of net assets represents the sales and growth potential of Cizzle Brands Manufacturing Inc. The goodwill resulting from this acquisition is not tax deductible.

The following table summarizes the provisional fair value and the allocation of the purchase price to the assets acquired and liabilities assumed. The provisional fair value and allocation of assets acquired and liabilities assumed will be finalized within 12 months of the acquisition date. To the extent that new information is obtained about the facts and circumstances that existed at the acquisition date and, if known, would have affected the measurement of the amounts recognized as of the acquisition date, then the Company will retroactively adjustment the provisional amounts recognized at the acquisition date.

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Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.)

Notes to the schedule of assets acquired and liabilities assumed of Flow Water Inc.

(expressed in Canadian dollars)

As at December 23, 2025

Fair value recognized on acquisition $CAD
Trade and other receivables	952,333
Inventory	306,407
Prepaid Expenses	480,608
Property and Equipment	28,405,000
Right-of-Use Assets	20,336,133
Customer Relationships	29,000,000
Goodwill	25,574,339
Trade and other payables	(4,108,110)
Loan	(45,201,641)
Lease obligations	(19,936,133)
Purchase consideration transferred	35,808,936

On the date of acquisition, the Company fully repaid the loan in the amount of $45,201,641.

$CAD
Cash Consideration	13,558,936
VTB Note	22,250,000
35,808,936

5. Trade and other receivables

Trade and other receivables consists of the following:

December 23, 2025 $
Trade receivables	602,333
Other receivables	350,000
952,333

Other receivables represent an amount receivable under a disputed agreement with a customer prior to the acquisition date. Any payments received by the Company up to $350,000 are payable to the Vendor. Any amounts recovered in excess of the first $350,000 will be retained by the Company. The Company does not expect to collect any amounts in excess of the first $350,000. The Company has recognized a corresponding liability as an other payable in the amount of $350,000 for the amount payable to the Vendor.

6. Inventory

Inventory consists of the following:

December 23, 2025 $
Supplies	207,990

Raw materials	98,417
306,407

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Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.)

Notes to the schedule of assets acquired and liabilities assumed of Flow Water Inc.

(expressed in Canadian dollars)

As at December 23, 2025

7. Property and Equipment

Property and equipment is as follows:

Office
	equipment		Building and
	and	Computer	leasehold	Production		Construction
	furniture	equipment	improvements	equipment	Vehicles	in Progress	Total
	$	$	$	$	$	$	$
Acquisition date fair value	48,000	67,000	957,000	24,810,000	30,000	2,493,000	28,405,000

The Company acquired four TetraPak manufacturing / beverage filling lines and related production equipment and other property and equipment from the Vendor. The fair value of the property and equipment was determined based on appraised values.

8. Trade and other payable

Other payable consists of the following:

December 23, 2025 $
Accounts payable	3,089,423
Customer deposits	1,018,687
4,108,110

9. Leases

Right-of-use assets and lease liabilities relate to four building leases and a TetraPak manufacturing / beverage filing line. At the date of acquisition, the Company recalculated the fair value of the leases. The incremental borrowing rate used to determine the fair value was based on the Company’s economic environment, the type and term of the lease, and the Company’s credit history.

Recognized right-of-use assets were as follows:

	Equipment $	Warehouse $	Vehicle $	Total $
Acquisition date fair	12,091,875	7,747,333	96,925	19,936,133

The acquisition date fair value of the right-of-use assets was determined based on the fair value of the assumed lease liabilities. The lease liabilities were determined based on the present value of the remaining lease payments as if the acquired leases were a new lease at the date of acquisition. There were no adjustments to the right-of-use assets for favourable or unfavourable contract terms.

10. Intangible assets and goodwill

The Company recognized an intangible asset, customer relationships, with a fair value of $29,000,000 on the date of acquisition. Following initial recognition, customer relationships will be carried at cost less any accumulated amortization and accumulated impairment losses. The customer relationships will be amortized over the expected useful life of 5 years.

Goodwill is measured as the excess of the fair value of the consideration transferred, less any non-controlling interest in the entity being acquired at the proportionate share of the recognized net identifiable assets acquired. The Company recognized goodwill of $25,574,339. Goodwill is not subject to amortization but is assessed for impairment on at least an annual basis and, additionally, whenever events and changes in circumstances suggest that the carrying amount may not be recoverable.

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